Exhibit 10.1

CONTINGENT VALUE RIGHTS AGREEMENT

by and between

ZEVRA THERAPEUTICS, INC.

and

COMPUTERSHARE TRUST COMPANY, N.A.

and COMPUTERSHARE INC., collectively, as Rights Agent

Dated as of November 17, 2023

i

ii

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of November 17, 2023 (this “CVR Agreement”), by and among Zevra Therapeutics, Inc., a Delaware corporation (the “Parent”) and Computershare Inc., a Delaware corporation, (“Computershare”) and its affiliate Computershare Trust Company, N.A., a federally chartered trust company, jointly as rights agent (collectively, the “Rights Agent”), in favor of each person who from time to time holds one or more Contingent Value Rights (“CVRs” and, each individually, a “CVR”) to receive cash payments in the amounts and subject to the terms and conditions set forth herein.

W I T N E S S E T H:

WHEREAS, this CVR Agreement is entered into pursuant to the Agreement and Plan of Merger, dated as of August 30, 2023 (the “Merger Agreement”), by and among the Parent, Aspen Z Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Parent (“Merger Sub”), and Acer Therapeutics Inc., a Delaware corporation (“Target”);

WHEREAS, pursuant to the Merger Agreement, Merger Sub shall merge with and into Target (the “Merger”), with Target being the surviving corporation in the Merger and becoming a wholly-owned subsidiary of the Parent; and

WHEREAS, the CVRs shall be issued in accordance with and pursuant to the terms of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the consummation of the transactions contemplated by the Merger Agreement, the parties hereto covenant and agree, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 1.1 Definitions. For all purposes of this CVR Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) all words used herein will be construed to be in the plural as well as the singular;

(b) all capitalized terms used in this CVR Agreement without definition shall have the respective meanings ascribed to them in the Merger Agreement; and

(c) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this CVR Agreement as a whole and not to any particular Article, Section or other subdivision.

“Accounting Standards” means generally accepted accounting principles in the United States, consistently applied.

“ACER-2820” means the pharmaceutical product for the treatment of certain viral infections comprising emetine as the active pharmaceutical ingredient.

“Acting Holders” means, at the time of determination, Holders of not less than twenty-five percent (25%) of the outstanding CVRs as set forth in the CVR Register, excluding, in any event, the following Holders (with such exclusion to be from status as Acting Holders as well as the total Holders against which the applicable percentage is measured): (i) Parent and (ii) any Affiliate of Parent.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Annual Net Sales of OLPRUVA” means the total amounts billed or invoiced on sales of OLPRUVA during any particular calendar year by a Selling Entity to Third Parties (including wholesalers or distributors), in bona fide arm’s length transactions, less the following deductions, in each case related specifically to OLPRUVA for the amounts accrued and subsequently adjusted for actual amounts allowed and taken by such Third Parties and not otherwise recovered by or reimbursed to a Selling Entity:

(a)	trade, cash and quantity discounts;

(b)	discounts, price reductions, chargebacks or rebates, retroactive or otherwise, imposed by, negotiated with or otherwise paid to a Governmental Entity or other payees;

(c)	Taxes on sales (such as sales, use value added, or other similar Taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced;

(d)	amounts repaid or credited by reason of rejections, defects, return goods allowance, recalls or returns, or because of retroactive price reductions;

(e)	the portion of administrative fees paid during the relevant time period to group purchasing organizations, pharmaceutical benefit managers or Medicare Prescription Drug Plans relating to OLPRUVA;

(f)	tariffs, import/export duties, customs duties, and other imposts;

(g)	freight, insurance, import/export, and other transportation charges included in the total amount invoiced;

(h)

losses, costs and expenses (including reasonable attorneys’ fees and expenses) paid or incurred arising out of or resulting from any claim or demand asserted by any Person claiming a contractual right to compensation arising out of, in connection with, or resulting from the transactions contemplated by the Merger Agreement (excluding, for the avoidance of doubt, any Person in such Person’s capacity as a securityholder or employee of, or a financial advisor (as identified in the Merger Agreement) to, Target), so long as Parent is exercising or has exercised reasonable best efforts to defend against any such claim or demand; and

(i)	bad debts relating to sales of OLPRUVA.

Annual Net Sales of OLPRUVA shall not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory, or governmental purposes. Annual Net Sales of OLPRUVA shall include the amount of fair market value of all other consideration received by a Selling Entity in respect of OLPRUVA, whether such consideration is in cash, payment in kind, exchange, or other form. Annual Net Sales of OLPRUVA shall be calculated in accordance with the Accounting Standards, including the accounting methods for translating activity denominated in foreign currencies into United States dollar amounts, as historically and consistently applied by the Parent and its Affiliates. If OLPRUVA is sold in combination with any one or more other pharmaceutical products, and if OLPRUVA is also sold separately on a commercial basis, then the Annual Net Sales of OLPRUVA attributable to sales of OLPRUVA in any bundle of product sales shall be determined according to the ratio of (I) the price at which OLPRUVA is sold separately to (II) the invoiced amount of any combination of pharmaceutical products sold in which OLPRUVA is included.

“Back-End Date” means the date which is twelve (12) years after the date of this CVR Agreement.

“Board of Directors” means the board of directors of the Parent or any other body performing similar functions, or any duly authorized committee of that board.

“Board Resolution” means a copy of a resolution certified by the Chairman of the Board of Directors, the Chief Executive Officer of the Parent or the Secretary to the Board of Directors, to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” means any day (other than a Saturday or a Sunday) on which banking institutions in the city of New York, New York are not authorized or obligated by Law or executive order to close.

“Derivative Payment” means, with respect to each Milestone Payment, any amount payable to any former holders of warrants to acquire shares of the Target’s common stock prior to the effectiveness of the Merger, if applicable, to the extent expressly provided on Appendix 1 attached hereto.

“Diligent Efforts” means using such efforts and resources normally used by Persons in the pharmaceutical business similar in size and resources to the Parent, in the exercise of their reasonable business discretion, relating to development of, seeking regulatory approval of or commercializing, as applicable, a similar product, that is of similar market potential and at a similar development stage, regulatory stage or commercialization stage, taking into account issues of market exclusivity (including patent coverage, regulatory and other exclusivity), product profile, including efficacy, safety, tolerability, methods of administration, product labeling (including anticipated product labeling), other product candidates, the competitiveness of alternative products in the marketplace or under development, the regulatory environment and the expected profitability of the applicable product (including development costs, pricing and reimbursement, cost of goods and all other costs associated with the applicable product (including direct regulatory required support and medical affairs costs (REMS)), direct intellectual property defense costs, and direct distribution and logistics costs), and other relevant commercial, financial, technical, legal, scientific and/or medical factors. For clarity, “Diligent Efforts” does not mean that the Parent guarantees that it will actually achieve any Milestone, whether at all or by a specific date.

“EDSIVO” means the pharmaceutical product for the treatment of vascular Ehlers-Danlos syndrome (vEDS) with confirmed COL3A1 mutation comprising celiprolol as the sole active pharmaceutical ingredient, as described in IND No. 127365, which has been under development (including clinical development) prior to the date of this CVR Agreement.

“EMETINE License Milestone” means, with respect to ACER-2820, no later than the Back-End Date, the first occurrence of either (a) a sublicense or asset sale within three (3) years following receipt of initial funding by a government program of at least $20,000,000 or (b) FDA approval of any indication.

“EMETINE Sale Milestone” means, with respect to ACER-2820, no later than the Back-End Date, the first occurrence of a sale of the Medical Counter Measure Priority Review Voucher.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the United States Food and Drug Administration or any successor agency.

“FDA Approval” means the approval by the FDA to commercial and manufacture or have manufactured for commercial use, in the United States, a pharmaceutical product.

“Governmental Entity” means any domestic (federal or state), or foreign court, commission, governmental body, regulatory or administrative agency or other political subdivision thereof.

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Law” means any foreign, federal, state, local or municipal laws, rules, judgments, orders, regulations, statutes, ordinances, codes, decisions, injunctions, decrees, international treaties and conventions or requirements of any Governmental Entity.

“Net Milestone Payment” shall mean, with respect to each Milestone Payment, such Milestone Payment less any applicable Derivative Payment.

“Officer’s Certificate” when used with respect to the Parent means a certificate signed by the Chief Executive Officer, a president or any vice president, the Chief Financial Officer or any other person duly authorized to act on behalf of the Parent for such purpose or for any general purpose.

“OLPRUVA” means the pharmaceutical product comprising sodium phenylbutyrate for oral suspension for the treatment of diseases, including Urea Cycle Disorders involving deficiencies of carbamylphosphate sythetase, ornithine transcarbamylase, or argininosuccinic acid synthetase as described in NDA No. 214860 and approved by the FDA on December 22, 2022.

“Party” shall mean the Rights Agent, the Parent and/or Holder(s), as applicable.

“Permitted Transfer” means a transfer of CVRs (a) upon death by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case to the extent allowable by The Depository Trust Company.

“Per Share Milestone Payment” shall mean, with respect to each Milestone, the Net Milestone Payment divided by the Total Number of CVRs.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

“Products” means, collectively, OLPRUVA, EDSIVO, and ACER-2820.

“Rights Agent” means the Person named as the “Rights Agent” in the preamble of this CVR Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this CVR Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Entity” means the Parent, its Affiliates and their respective licensees and sublicensees with respect to rights to develop or commercialize any OLPRUVA (but not a distributor of OLPRUVA acting solely in the capacity of a distributor so long as a sale of OLPRUVA for Net Sales purposes is not thereby avoided).

“Shortfall Interest Rate” means a per annum rate equal to the prime rate of interest quoted by Bloomberg, or similar reputable data source, plus two percent (2%), calculated daily on the basis of a three hundred sixty-five (365) day year or, if lower, the highest rate permitted under applicable Law.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, association, partnership or other business entity of which more than fifty percent (50%) of the total voting power of shares of voting securities is at the time owned or controlled, directly or indirectly, by: (a) such Person; (b) such Person and one or more Subsidiaries of such Person; or (c) one or more Subsidiaries of such Person.

“Total Number of CVRs” means the total number of CVRs issued and outstanding under this CVR Agreement as of the Effective Time, as such total may be reduced from time to time in accordance with this CVR Agreement.

“Termination Date” means the earlier to occur of (a) the Back-End Date or (b) the date on which the payment by the Rights Agent to each Holder of the last of the Milestone Payments required to be paid under the terms of this CVR Agreement is made.

SECTION 1.2 Appointment of the Rights Agent. The Parent hereby appoints the Rights Agent to act as Rights Agent for the Parent in accordance with the express terms and conditions set forth in this CVR Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment.

ARTICLE 2

CONTINGENT VALUE RIGHTS

SECTION 2.1 CVRs; Holders of CVRs. The CVRs represent the rights of Holders to receive contingent cash payments pursuant to this CVR Agreement. The initial Holders shall be the holders of Shares1 (other than (i) Excluded Shares and (ii) any Dissenting Shares) immediately prior to the Effective Time, and a list of the initial Holders shall be furnished to the Rights Agent by or on behalf of Parent in accordance with Section 4.1.

SECTION 2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted transfer, in whole or in part, that is not a Permitted Transfer, will be void ab initio and of no effect.

SECTION 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall be issued in book-entry form only and shall not be evidenced by a certificate or other instrument.

(b) Subject to Section 4.1, the Rights Agent shall keep a register (the “CVR Register”) for the registration of CVRs in a book-entry position for each Holder. The CVR Register shall set forth the name and address of each Holder, the number of CVRs held by such Holder, and the U.S. federal tax identification number of each Holder. The CVR Register will initially show one position for Cede & Co. representing Shares held by DTC on behalf of the street holders of Shares held by such holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs. With respect to any payments or issuances to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of Shares by sending one lump sum payment or issuance to The Depository Trust Company. The Parent may receive and inspect a copy of the CVR Register, from time to time, upon written request made to the CVR Registrar. As soon as practicable after receipt of such request, the CVR Registrar shall deliver a copy of the CVR Register, as then in effect, to the Parent at the address set forth in Section 7.2. The Rights Agent is hereby initially appointed “CVR Registrar” for the purpose of registering CVRs and transfers of CVRs as herein provided.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other

[1]	KDW Note: “Shares” is not defined herein, please define.

requested documentation in form reasonably satisfactory to the Rights Agent pursuant to its customary policies and guidelines, including a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this CVR Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. Any transfer of CVRs will be without charge (other than the cost of any Tax) to the applicable Holder. Parent and the Rights Agent may require evidence of payment of a sum sufficient to cover any stamp, documentary, registration or other Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any Section of this CVR Agreement that requires the payment by a Holder of a CVR of Taxes or other charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of the Parent and shall entitle the transferee to the same benefits and rights under this CVR Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the written notice is in proper form, promptly record the change of address in the CVR Register.

SECTION 2.4 Payment Terms.

(a) From and after the Effective Time, the Parent shall not be permitted to issue any CVRs that have the right to receive any portion of the Milestone Payments, except as provided in, and in accordance with the terms and conditions of, the Merger Agreement.

(b) On each Milestone Payment Date,

(i) the Parent shall:

(A) deliver to the Rights Agent a certificate of the Parent certifying the applicable Per Share Milestone Payment, along with any letter of instruction reasonably required by the Rights Agent;

(B) pay to the Rights Agent, by wire transfer of immediately available funds to the account designated by the Rights Agent at least five (5) Business Days prior to such Milestone Payment Date, the aggregate amount to be paid by the Rights Agent to holders of CVRs received with respect to Shares pursuant to Section 2.4(b)(ii);

(C) pay to the Rights Agent, by wire transfer of immediately available funds to the account designated by the Rights Agent at least five (5) Business Days prior to such Milestone Payment Date, the aggregate amount of any Derivative Payment associated with the Milestone Payment Date; and

(ii) the Rights Agent shall as soon as practicable (but in no event later than ten (10) Business Days) pay to (A) each Holder of record, as of the close of business in New York City, three (3) Business Days prior to the Milestone Payment Date (the “Record Date”), of CVRs received with respect to the Shares, an amount equal to the product of (i) the applicable Per Share Milestone Payment multiplied by (ii) the number of CVRs held by each such Holder as of the Record Date, and (B) each intended recipient of any applicable Derivative Payment (as expressly set forth on Appendix 1 attached hereto) the applicable portion of such Derivative Payment.

Notwithstanding the foregoing, in no event shall the Parent be required to pay any Milestone Payment more than once.

(c) No interest or dividends shall accrue on any amounts payable in respect of the CVRs.

(d) Except as provided in this CVR Agreement, none of the Parent or any of its Affiliates shall have any right to set off any amounts owed or claimed to be owed by any Holder to any of them against such Holder’s Milestone Payment or other amount payable to such Holder in respect of the CVRs.

SECTION 2.5 Withholding.

(a)    Notwithstanding any provision hereof to the contrary, the Parent and the Rights Agent shall be entitled to deduct and withhold from any consideration otherwise payable under the terms of this CVR Agreement such amounts as the Parent or the Rights Agent are required to deduct and withhold pursuant to any provision of Law relating to Taxes. Any amount so withheld shall be treated for all purposes of this CVR Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Prior to making any such withholdings or causing any such withholdings to be made with respect to any Holder’s Milestone Payment, Parent or the Rights Agent, if instructed by Parent,, as applicable, shall request IRS Form W-9 or applicable IRS Form W-8, or any other appropriate documentation, from Holders within a reasonable amount of time in order to provide the opportunity for the Holder to provide such forms (or any other necessary documentation) in order to mitigate or reduce such withholding.

(b)    Neither Parent, the Rights Agent nor any of their Affiliates shall be liable to any Holder for any such Holder’s Milestone Payment delivered to a public official pursuant to any abandoned property, escheat or other similar Laws. If, despite Parent’s and the Rights Agent’s commercially reasonable efforts to deliver a Milestone Payment to the applicable Holder, such Milestone Payment has not been paid immediately prior to the date on which such Milestone Payment would otherwise escheat to or become property of any Governmental Entity, such Milestone Payment shall become, to the extent permitted by applicable Laws, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, reasonable out-of-pocket cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent.

SECTION 2.6 No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a) CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs.

(b) CVRs will not represent any equity or ownership interest in the Parent or in any constituent party to the Merger Agreement or any of their respective Affiliates.

SECTION 2.7 Enforcement of Rights of Holders. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this CVR Agreement, to institute any action or proceeding at law or in equity with respect to this CVR Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

SECTION 2.8 Ability to Abandon CVRs. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to the Parent without consideration therefor. Nothing in this CVR Agreement shall prohibit the Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by the Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definitions of Acting Holders, Article 5, Section 2.7 and Section 4.3 hereunder, with the Rights Agent being promptly notified in writing by the Parent of such transfer and cancellation; provided; however, such abandoned CVRs or CVRs acquired by the Parent or any of its Affiliates shall be deemed outstanding as of the applicable Record Date for purposes of calculating the applicable Per Share Milestone Payment and no payment shall be made with respect to such abandoned or acquired CVRs.

ARTICLE 3

THE RIGHTS AGENT

SECTION 3.1 Certain Duties and Responsibilities. The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this CVR Agreement, except to the extent of its gross negligence, bad faith or willful misconduct (each as determined by a court of competent jurisdiction in a final and non-appealable judgment). Notwithstanding anything in this CVR Agreement to the contrary, any liability of the Rights Agent under this CVR Agreement will be limited to the amount of annual fees paid by the Parent to the Rights Agent during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought. Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

SECTION 3.2 Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this CVR Agreement, and no implied covenants or obligations shall be read into this CVR Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and shall be protected and held harmless by the Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by the proper Party or Parties;

(b) whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith on its part, incur no liability and be held harmless by the Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this CVR Agreement in reliance upon such certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the advice of such counsel or any opinion of counsel shall be full and complete authorization and protection to the Rights Agent, and the Rights Agent shall be held harmless by the Parent in respect of any action taken, suffered or omitted by it hereunder in the absence of bad faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this CVR Agreement shall not be construed as a duty;

(e) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by the Parent with respect to any of the statements of fact or recitals contained in this CVR Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Parent only;

(g) the Rights Agent shall have no liability and shall be held harmless by the Parent in respect of the validity of this CVR Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this CVR Agreement against the Rights Agent assuming the due execution and delivery hereof by the Parent), nor shall it be responsible for any breach by the Parent of any covenant or condition contained in this CVR Agreement;

(h) the Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, claim, judgment, fine, cost, penalty, demands, suits or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with Rights Agent’s exercise and performance of its duties hereunder, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claim, charge, demand, action, suit or loss arising out of or in connection in connection with the execution, acceptance, administration, exercise and performance of its duties under this CVR Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, bad faith or willful misconduct;

(i) the Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this CVR Agreement as agreed upon in writing by the Rights Agent and the Parent on or prior to the date hereof, and (ii) without limiting the foregoing (i), to reimburse the Rights Agent for all Taxes imposed on the Rights Agent and governmental charges, reasonable out-of-pocket expenses and other charges of any kind and nature incurred by the Rights Agent in the preparation, delivery, negotiation, amendment, administration and execution of this CVR Agreement and the exercise and performance of its duties hereunder, including stamp and transfer Taxes (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)); and

(j) no provision of this CVR Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(k) the Rights Agent will not be deemed to have knowledge of any event of which it was supposed to receive notice hereunder but has not received written notice of such event, and the Rights Agent will not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice in writing;

(l) subject to applicable Law, (i) the Rights Agent and any shareholder, Affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of Parent or become peculiarly interested in any transaction in which such parties may be interested, or contract with or lend money to such parties or otherwise act as fully and freely as though it were not the Rights Agent under this CVR Agreement, and (ii) nothing herein will preclude the Rights Agent from acting in any other capacity for Parent or for any other Person;

(m) the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to Parent resulting from any such act, default, neglect or misconduct, absent willful misconduct, bad faith or gross negligence (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof;

(n) the Rights Agent shall act hereunder solely as agent for Parent and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by Parent, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent;

(o) the Rights Agent shall not be liable or responsible for any failure of Parent to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this CVR Agreement, including without limitation obligations under applicable regulation or law;

(p) the Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (i) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (ii) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed;

(q) the Rights Agent shall have no responsibility to the Parent, any holders of CVRs, any holders of Shares or any other Person for interest or earnings on any moneys held by the Rights Agent pursuant to this CVR Agreement;

(r) the Rights Agent shall not be subject to, nor be required to comply with, or determine if any Person has complied with, the Merger Agreement or any other agreement between or among any the Parent, the Target or the Holders, even though reference thereto may be made in this CVR Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this CVR Agreement;

(s) all funds received by Computershare under this CVR Agreement that are to be distributed or applied by Computershare in the performance of services (the “Funds”) shall be held by Computershare as agent for the Parent and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Parent. Until paid pursuant to this CVR Agreement, Computershare may hold or invest the Funds through such accounts in: (a) funds backed by obligations of, or guaranteed by, the United States of America; (b) debt or commercial paper obligations rated A-1 or P-1 or better by S&P Global Inc. (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), respectively; (c) Government and Treasury backed AAA-rated Fixed NAV money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940, as amended; or (d) short term certificates of deposit, bank repurchase agreements, and bank accounts with commercial banks with Tier 1 capital exceeding $1 billion, or with an investment grade rating by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. Computershare shall not be obligated to pay such interest, dividends or earnings to the Parent, any holder or any other party; and

(t) the obligations of Parent and the rights of the Rights Agent under this Section 3.2, Section 3.1 and Section 2.4 shall survive the expiration of the CVRs and the termination of this CVR Agreement and the resignation, replacement or removal of the Rights Agent.

SECTION 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to the Parent specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified, and such resignation will be effective on the earlier of (i) the date so specified and (ii) the appointment of a successor Rights Agent. The Parent has the right, if acting in good faith, to remove the Rights Agent at any time by a Board Resolution specifying a date when such removal shall take effect, but no such removal shall become effective until the earlier of (i) the date so specified and (ii) the appointment of a successor Rights Agent. Notice of such removal shall be given by the Parent to the Rights Agent, which notice shall be sent at least thirty (30) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, the Parent, by a Board Resolution, shall, as soon as is reasonably possible, appoint in good faith a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent. Notwithstanding the foregoing, if the Parent fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then any Holder may apply to any court of competent jurisdiction for the appointment of a new Rights Agent.

(c) The Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If the Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of the Parent.

(d) The Rights Agent will cooperate with the Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent; provided that, the predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.

SECTION 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to the Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this CVR Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of the Parent or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE 4

COVENANTS

SECTION 4.1 List of Holders. The Parent shall furnish or cause to be furnished to the Rights Agent, promptly after the Effective Time and in no event later than ten (10) Business Days following the Effective Time, in such form as the Parent receives from the transfer agent (or other agent performing similar services in the Merger), the names and addresses of the Holders.

SECTION 4.2 Payment of Milestone Payments. With respect to each of the following milestones (each a “Milestone”) that is achieved in accordance with the terms and limitations applicable to such Milestone, the Parent will duly deposit or cause to be deposited with the Rights Agent, the applicable milestone payment (each a “Milestone Payment”) on or prior to the date upon which such Milestone Payment is due, as set out below (each a “Milestone Payment Date”), to be made to the Holders in accordance with the terms of this CVR Agreement:

(a) Annual Net Sales Milestones:

Milestones	Milestone Payments
Annual Net Sales of OLPRUVA equal or exceed $35,000,000, on or before the Back-End Date	$7,000,000
Annual Net Sales of OLPRUVA equal or exceed $50,000,000, on or before the Back-End Date	$7,000,000
Annual Net Sales of OLPRUVA equal or exceed $100,000,000, on or before the Back-End Date	$10,000,000
Annual Net Sales of OLPRUVA equal or exceed $200,000,000, on or before the Back-End Date	$10,000,000

With respect to each calendar year occurring after the Closing and until the earlier of the Back-End Date or the date upon which all Milestones payable in respect of Annual Net Sales of OLPRUVA have been paid, the Parent shall provide to each holder of at least 5% of the CVRs outstanding a written statement setting forth with reasonable detail the Annual Net Sales of OLPRUVA during such calendar year. The Milestone Payment due upon achievement of each of the Milestones described in this Section 4.2(a) shall be paid on or before last day of the second full calendar quarter following the end of the calendar year in respect of which achievement of such Milestone was first reported on such written statement.

(b) Regulatory Milestones:

Milestones	Milestone Payments
FDA Approval of a supplemental NDA for OLPRUVA for the addition of treatment of Maple Syrup Urine Disease as a second indication to the label for OLPRUVA, on or before the Back-End Date	$12,000,000
FDA Approval of OLPRUVA for any indication other than treatment of urea cycle disorders or Maple Syrup Urine Disease, on or before the Back-End Date	$10,000,000
FDA Approval of EDSIVO for the treatment of vascular Ehlers-Danlos syndrome in patients with a confirmed type III collagen mutation, on or before the Back-End Date	$20,000,000

The Milestone Payment due upon achievement of each of the Milestones described in this Section 4.2(b) shall be paid within sixty (60) days following the date of the achievement of the corresponding Milestone by or on behalf of Parent or its Affiliates.

(c) Other Milestones:

(i) if on or before the Back-End Date, Parent (A) receives funding of at least twenty million dollars ($20,000,000) from a Governmental Entity for development of ACER-2820 for the treatment of any indication or indications (the “ACER-2820 Development Funding”) and, within three (3) years of the date of the ACER-2820 Development Funding, Parent or its Affiliate either (x) grants a license to a third party under the intellectual property assets owned by Target relating to ACER-2820 (including U.S. Pat. Pub. No. 2022/0177469, any patent issuing from such application and any subsequently filed patent application claiming priority to such patent application) (the “ACER-2820 IP Assets”) for purposes of developing and commercializing ACER-2820 or (y) sells such ACER-2820 IP Assets to a third party or (B) Parent or its Affiliate obtains FDA Approval for use of ACER-2820 for treatment of any indication, then a Milestone Payment equal to the greater of (x) 10% of the total cash consideration paid to the Parent or its Affiliate for the license or sale of the ACER-2820 IP Assets or (y) $5,000,000 shall be payable in respect of such Milestone.

(ii) if, on or before the Back-End Date, the FDA issues a priority review voucher to Parent or its Affiliate under 21 U.S.C. Section 360bbb-4a in respect of FDA Approval of an NDA filed by Parent or its Affiliate for approval of ACER-2820 (an “ACER-2820 Material Threat Countermeasure PRV”), and Parent or its Affiliate thereafter sells such ACER-2820 Material Threat Countermeasure PRV prior to the Back-End Date, then a Milestone Payment equal to twenty-five percent (25%) of the total cash consideration paid to the Parent for such ACER-2820 Material Threat Countermeasure PRV shall be payable in respect of such Milestone.

The Milestone Payment due upon achievement of each of the Milestones described in this Section 4.2(c) shall be paid within sixty (60) days following the date of the achievement of the corresponding Milestone by or on behalf of Parent or its Affiliates.

(d) Additional Terms for Milestone Payments.

Each Milestone Payment shall be paid only once, upon first achievement of the corresponding Milestone, regardless of the number of times such event is achieved, and only if such Milestone occurs on or before the date specified above. Milestone Payments due under this Section 4.2 shall be considered paid on the Milestone Payment Date if on such date the Rights Agent has received in accordance with this CVR Agreement money sufficient to pay all such amounts then due.

SECTION 4.3 Audits. Upon the written request of the Acting Holders, Parent shall permit an independent certified public accounting firm of nationally recognized standing selected by the Acting Holders and reasonably acceptable to the Parent (the “Auditor”), which Auditor shall be paid at the Acting Holders’ expense, to have access upon reasonable notice and during normal business hours to such records of the Parent as are reasonably necessary to confirm compliance with its obligations to make Milestone Payments pursuant to Section 4.2. No such request may be made to the Parent more than once during any twelve (12) month period. The Auditor shall enter into a reasonable and mutually satisfactory confidentiality agreement with the Parent obligating the Auditor to keep all confidential information disclosed to such Auditor in confidence pursuant to such confidentiality agreement. For the avoidance of doubt, the Auditor shall serve solely as a consultant to the Acting Holders and shall have no authority to make any determinations (binding or otherwise) as to whether Parent has complied with such obligations.

SECTION 4.4 Product Transfer. Unless and until a Product Transfer occurs, the Parent shall remain responsible for paying any and all Milestone Payments in accordance with Section 2.4 and Section 4.2 upon the achievement of the corresponding Milestone, if achieved by the Parent or any of its Affiliates or any of their licensees or sublicensees to which Parent or any of its Affiliates have granted rights to perform the applicable activities, on or before the date specified for the applicable Milestone. Without limiting the foregoing, so long as any of the CVRs remain outstanding, in the event that the Parent or, after a transaction permitted and undertaken pursuant to this Section 4.4, any of its respective successors, assignees or transferees: (a) consolidates or merges with or into any other Person and is not the continuing or surviving entity of such consolidation or merger; or (b) transfers or conveys all or substantially all of its properties and assets to any Person or otherwise transfers or conveys any of the Products or any rights thereto (any such consolidation, merger, transfer or conveyance, a “Product Transfer”), then, and in each such case, the Parent shall either (i) ensure that each such successor, assignee or transferee (A) has the financial wherewithal at the time of the Product Transfer to perform the Parent’s obligations under this CVR Agreement and (B) agrees to assume and perform all obligations of the Parent, including payment of all Milestone Payments applicable to such Product, set forth in this CVR Agreement (in each instance as though such successor, assignee or transferee had been named herein) or (ii) the Parent shall agree to remain subject to its obligations hereunder, including payment of all Milestone Payments.

SECTION 4.5 Diligent Efforts. Commencing promptly following the Closing, Parent shall use Diligent Efforts to achieve the Milestones.

SECTION 4.6 Non-Use of Name. Neither the Rights Agent nor the Holders shall use the name, trademark, trade name or logo of the Parent, its Affiliates, or their respective employees in any publicity or news release relating to this CVR Agreement or its subject matter, without the prior express written permission of the Parent, except if and to the extent that the Rights Agent or any Holders is required to make any public disclosure or filing regarding the subject matter of this CVR Agreement (i) by applicable Law, (ii) pursuant to any rules or regulations of any securities exchange of which the securities of such party or any of its affiliates are listed or traded, or (iii) with respect to a dispute pursuant to this CVR Agreement between any of the Holders, the Rights Agent, Parent or its Affiliates.

SECTION 4.7 Tax Reporting. The Rights Agent shall comply with all applicable Laws regarding Tax reporting with respect to any Milestone Payments made pursuant to this CVR Agreement.

SECTION 4.8 Further Assurances. Parent shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this CVR Agreement.

ARTICLE 5

AMENDMENTS

SECTION 5.1 Amendments Without Consent of Holders. The Parent, at any time and from time to time, may (without the consent of any Person, other than the Rights Agent, which such consent not to be unreasonably withheld, conditioned, or delayed) enter into one or more amendments hereto, for any of the following purposes:

(a) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(b) to add to the covenants of the Parent such further covenants, restrictions, conditions or provisions as the Parent shall consider to be for the protection of the Holders, provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(c) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this CVR Agreement, provided that, in each case, such provisions do not materially adversely affect the interests of the Holders;

(d) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws;

(e) to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this CVR Agreement in accordance with the terms of this CVR Agreement;

(f) subject to the terms of this CVR Agreement, to evidence the succession of another Person to the Parent and the assumption by any such successor of the covenants of the Parent contained herein;

(g) to evidence the assignment of this CVR Agreement by the Parent as provided herein; or

(h) any other amendment to this CVR Agreement that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this CVR Agreement of any such Holder.

SECTION 5.2 Amendments with Consent of Acting Holders. Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made by the Parent without the consent of the Holders), with the consent of the Acting Holders, acting on behalf of all Holders, the Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this CVR Agreement, even if such addition, elimination or change is adverse to the interests of the Holders.

SECTION 5.3 Execution of Amendments. In executing any amendment permitted by this Article 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel for the Parent or any of its Affiliates stating that the execution of such amendment is authorized or permitted by this CVR Agreement. Each amendment to this CVR Agreement shall be evidenced by a writing signed by the Rights Agent and Parent. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, duties, obligations or immunities under this CVR Agreement or otherwise.

SECTION 5.4 Effect of Amendments; Notice to Holders.

(a) Upon the execution of any amendment under this Article 5, this CVR Agreement shall be modified in accordance therewith, and such amendment shall form a part of this CVR Agreement for all purposes; and every Holder shall be bound thereby. No supplement or amendment to this CVR Agreement shall be effective unless duly executed by the Rights Agent.

(b) Promptly after the execution by the Parent and the Rights Agent of any amendment pursuant to the provisions of this Article 5, the Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first-class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment. Any failure of the Parent to mail (or cause the Rights Agent to mail) such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment.

ARTICLE 6

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

SECTION 6.1 Successor Person Substituted.

(a) All covenants, provisions and agreements in this CVR Agreement by or for the benefit of the Parent, the Rights Agent or the Holders shall bind and inure to the benefit of their respective successors, assignees, heirs and personal representatives, whether so expressed or not. The Parent may assign this CVR Agreement without the prior written consent of the other parties to this CVR Agreement in connection with the transfer or sale of all or substantially all of the assets or business of the Parent related to the Products, or in the event of the Parent’s merger or consolidation, in accordance with Section 4.4; provided that, (i) any such successor Person or assignee shall expressly assume the Parent’s obligations under this CVR Agreement, including payment of amounts on all CVRs in accordance with the applicable terms; and (ii) the Parent shall delivered to the Rights Agent an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article 6. Any attempted assignment of this CVR Agreement or any such rights in violation of this Section 6.1 shall be void and of no effect.

(b) In case of a consolidation or merger with a wholly-owned Subsidiary or any other Person, or a transfer or sale to a Person of all or substantially all of the assets or business of Parent related to the Products, such successor Person shall succeed to and be substituted for the Parent with the same effect as if it had been named herein.

(c) Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this CVR Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 6.1.

ARTICLE 7

MISCELLANEOUS

SECTION 7.1 Notices.

(a) Where this CVR Agreement provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this CVR Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Rights Agent, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(b) In case by reason of the suspension of regular mail service or by reason of any other cause, it shall be impracticable to mail notice of any event as required by any provision of this CVR Agreement, then any method of giving such notice as shall be satisfactory to the Rights Agent shall be deemed to be a sufficient giving of such notice.

SECTION 7.2 Notices to the Rights Agent and the Parent. All notices, requests, instructions, demands, waivers and other communications or documents required or permitted to be given under this CVR Agreement by any party hereto to any other party hereto shall be in writing and shall be deemed given when on the date sent when delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, electronic mail (except in the case of the Rights Agent) or overnight courier to such party, in the case of mail or overnight courier, with a copy sent via electronic mail, at the following addresses:

If to the Parent:

Zevra Therapeutics, Inc.

[***]

[***]

Attention: Chief Financial Officer

Email: [***]

with a copy (which shall not constitute notice) to: [***]

with a copy (which shall not constitute notice) to:

Bryan Cave Leighton Paisner LLP

[***]

[***]

Attention: Stephanie Hosler

Phone: [***]

E-mail: [***]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

[***]

[***]

Attention: Nathan Ajiashvili

E-mail: [***]

If to the Rights Agent:

Computershare Trust Company, N.A.,

Computershare Inc.

[***]

[***]

Attention: Client Services

Facsimile: [***]

SECTION 7.3 Construction.

(a) The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

(b) All financial references herein are in United States Dollars.

SECTION 7.4 Benefits of Agreement. Nothing in this CVR Agreement, express or implied, shall give to any Person (other than the Rights Agent and Parent and their respective permitted successors and assigns hereunder, and the Holders) any benefit or any legal or equitable right, remedy or claim under this CVR Agreement or under any covenant or provision herein contained, all such covenants and provisions being for sole benefit of the Rights Agent and Parent and their respective permitted successors and assigns hereunder, and of the Holders. The Holders will have no rights hereunder except as are expressly set forth herein.

SECTION 7.5 Governing Law. THIS CVR AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY ARISE OUT OF OR RELATE TO THIS CVR AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE CVRS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. EACH OF THE PARENT, THE RIGHTS AGENT AND

EACH OF THE HOLDERS BY THEIR ACCEPTANCE OF THE CVRS, HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT IN THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND THE APPELLATE COURTS THEREOF, IN RESPECT OF ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY ARISE OUT OF OR RELATE TO THIS CVR AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE CVRS HEREUNDER, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARENT AND THE RIGHTS AGENT AGREES THAT PROCESS MAY BE SERVED UPON THEM IF NOTICE IS GIVEN IN ACCORDANCE WITH Section 7.2 OR IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH OF THE PARENT AND THE RIGHTS AGENT HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS CVR AGREEMENT (A) THE DEFENSE OF SOVEREIGN IMMUNITY, (B) ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE-NAMED COURTS FOR ANY REASON OTHER THAN THE FAILURE TO SERVE PROCESS IN ACCORDANCE WITH THIS Section 7.5, (C) THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE), AND (D) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW THAT (I) THE SUIT, ACTION OR PROCEEDING IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (II) THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER AND (III) THIS CVR AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS.

SECTION 7.6 Legal Holidays; Interpretation. In the event that a Milestone Payment Date shall not be a Business Day, then (notwithstanding any provision of this CVR Agreement to the contrary) payment on the CVRs need not be made on such date, but may be made, without the accrual of any interest thereon, on the next succeeding Business Day with the same force and effect as if made on such Milestone Payment Date. When used herein, the word “including” shall be deemed to be followed by “without limitation.”

SECTION 7.7 Separability Clause. In the event any provision in this CVR Agreement or in the CVRs shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. If the final judgment of a court of competent jurisdiction declares that any provision in this CVR Agreement or in the CVRs is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this CVR Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to Parent.

SECTION 7.8 No Recourse Against Others. No current or former director, officer or employee, as such, of Parent or the Rights Agent or of their respective Affiliates shall have any liability for any obligations of Parent or the Rights Agent under the CVRs or this CVR Agreement or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a CVR, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the CVRs.

SECTION 7.9 Counterparts. This CVR Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this CVR Agreement. Delivery of an executed counterpart of a signature page to this CVR Agreement by facsimile or other electronic transmission, including by email attachment, shall be effective as delivery of a manually executed counterpart of this CVR Agreement.

SECTION 7.10 Entire Agreement. As between the Rights Agent and the other parties hereto, this CVR Agreement (including the schedules, annexes and exhibits hereto and the documents and instruments referred to herein) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and supersedes all prior agreements, written or oral, among the parties with respect hereto and thereto. If and to the extent that any provision of this CVR Agreement is inconsistent or conflicts with the Merger Agreement, this CVR Agreement will govern and be controlling.

SECTION 7.11 Termination. This CVR Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, at 5:00 p.m., New York City time, on the Termination Date, provided that if any Milestone has been achieved on or prior to the Termination Date, but the associated Milestone Payment has not been paid on or prior to the Termination Date, this CVR Agreement shall not terminate to the extent related to such Milestone Payment until such Milestone Payment has been paid in full in accordance with the terms of this CVR Agreement; and provided further that no termination of this CVR Agreement shall be deemed to affect the rights of the parties to bring suit in the case of a material breach occurring prior to such Termination Date. Notwithstanding the foregoing, no such termination shall affect any rights or obligations accrued prior to the effective date of such termination.

SECTION 7.12 Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, epidemic, pandemic, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have caused this CVR Agreement to be duly executed, all as of the day and year first above written.

ZEVRA THERAPEUTICS, INC.

By:	/s/ R. LaDuane Clifton
Name:	R. LaDuane Clifton, MBA, CPA
Title:	Chief Financial Officer, Secretary and Treasurer

[Signature Page to Contingent Value Rights Agreement]

COMPUTERSHARE TRUST COMPANY, N.A. and COMPUTERSHARE INC., as the Rights Agent
On behalf of both entities
By:	/s/ Collin Ekeogu
Name:	Collin Ekeogu
Title:	Manager, Corporate Actions

[Signature Page to Contingent Value Rights Agreement]

Appendix 1

Schedule of Derivative Payments

The following Derivative Payments shall be payable to SWK Funding LLC (“SWK”) in full satisfaction of all warrants issued to SWK by Target (i.e., a “First Warrant” for 500,000 shares with an exercise price of $1.00 per share, a “Second Warrant” for 100,000 shares with an exercise price of $1.51 per share, a “Third Warrant” for 250,000 shares with an exercise price of $2.39 per share, and a “Fourth Warrant” for 150,000 shares with an exercise price of $2.46 per share):

1.

Until such time as the cumulative Milestone Payments exceed $9,463,726 (i.e., an amount representing the sum of (i) the product of (x) the number of shares of Acer Common Stock outstanding at the Effective Time (i.e., 24,463,726) multiplied by (y) $1.00 (i.e., the per share exercise price of the First Warrant), minus (ii) $15 million (i.e., the value of the shares of Zevra common stock paid as upfront consideration to the holders of Acer Common Stock in respect of the Merger), there shall be no Derivative Payments.

2.

With respect to cumulative Milestone Payments to the extent in excess of $9,463,726 but less than or equal to $22,695,226 (i.e., an amount representing the sum of (i) the product of (x) the sum of (A) the number of shares of Acer Common Stock outstanding at the Effective Time (i.e., 24,463,726) plus (B) the number of shares subject to the First Warrant (i.e., 500,000) multiplied by (y) $1.51 (i.e., the per share exercise price of the Second Warrant), minus (ii) $15 million (i.e., the value of the shares of Zevra common stock paid as upfront consideration to the holders of Acer Common Stock in respect of the Merger), SWK shall receive a portion of such Milestone Payments equal to the fraction represented by (I) the number of shares subject to the First Warrant (i.e., 500,000) divided by (II) the sum of (A) the number of shares of Acer Common Stock outstanding at the Effective Time (i.e., 24,463,726) plus (B) the number of shares subject to the First Warrant (i.e., 500,000).

3.

With respect to cumulative Milestone Payments to the extent in excess of $22,695,226 but less than or equal to $44,902,305 (i.e., an amount representing the sum of (i) the product of (x) the sum of (A) the number of shares of Acer Common Stock outstanding at the Effective Time (i.e., 24,463,726) plus (B) the number of shares subject to the First Warrant and the Second Warrant (i.e., 500,000 plus 100,000) multiplied by (y) $2.39 (i.e., the per share exercise price of the Third Warrant), minus (ii) $15 million (i.e., the value of the shares of Zevra common stock paid as upfront consideration to the holders of Acer Common Stock in respect of the Merger), SWK shall receive a portion of such Milestone Payments equal to the fraction represented by (I) the number of shares subject to the First Warrant plus the Second Warrant (i.e., 500,000 plus 100,000) divided by (II) the sum of (A) the number of shares of Acer Common Stock outstanding at the Effective Time (i.e., 24,463,726) plus (B) the number of shares subject to the First Warrant plus the Second Warrant (i.e., 500,000 plus 100,000).

4.

With respect to cumulative Milestone Payments to the extent in excess of $44,902,305 but less than or equal to $47,271,766 (i.e., an amount representing the sum of (i) the product of (x) the sum of (A) the number of shares of Acer Common Stock outstanding at the Effective Time (i.e., 24,463,726) plus (B) the number of shares subject to the First Warrant, the Second Warrant and the Third Warrant (i.e., 500,000 plus 100,000 plus 250,000) multiplied by (y) $2.46 (i.e., the per share exercise price of the Fourth Warrant), minus (ii) $15 million (i.e., the value of the shares of Zevra common stock paid as upfront consideration to the holders of Acer Common Stock in respect of the Merger), SWK shall receive a portion of such Milestone Payments equal to the fraction represented by (I) the number of shares subject to the First Warrant plus the Second Warrant plus the Third Warrant (i.e., 500,000 plus 100,000 plus 250,000) divided by (II) the sum of (A) the number of shares of Acer Common Stock outstanding at the Effective Time (i.e., 24,463,726) plus (B) the number of shares subject to the First Warrant plus the Second Warrant plus the Third Warrant (i.e., 500,000 plus 100,000 plus 250,000).

5.

With respect to cumulative Milestone Payments to the extent in excess of $47,271,766, SWK shall receive a portion of such Milestone Payments equal to the fraction represented by (I) the number of shares subject to the First Warrant plus the Second Warrant plus the Third Warrant plus the Fourth Warrant (i.e., 500,000 plus 100,000 plus 250,000 plus 150,000) divided by (II) the sum of (A) the number of shares of Acer Common Stock outstanding at the Effective Time (i.e., 24,463,726) plus (B) the number of shares subject to the First Warrant plus the Second Warrant plus the Third Warrant plus the Fourth Warrant (i.e., 500,000 plus 100,000 plus 250,000 plus 150,000).